Exhibit 99.1

ITC Holdings Reports Increased Third Quarter And Year-To-Date 2012 Results; Raises 2012 Operating Earnings Per Share Guidance; Updates 2012 Capital Guidance

Highlights

•                  Operating earnings for the third quarter of $1.07 per diluted common share; reported earnings for the third quarter of $0.98 per diluted common share

•                  Operating earnings for the nine months ended September 30, 2012 of $3.05 per diluted common share; reported earnings for the nine months ended September 30, 2012 of $2.68 per diluted common share

•                  Capital investments of $626.2 million for the nine months ended September 30, 2012

•                  2012 operating earnings per share guidance increased to $4.10 to $4.15 per share

•                  2012 capital investment guidance updated to a range of $780 to $825 million

	Three months ended September 30,		Nine months ended September 30,
(in thousands, except per share data)	2012	2011	2012	2011
OPERATING REVENUES	$214,801	$191,303	$608,889	$555,787

REPORTED NET INCOME	$51,183	$44,024	$139,620	$129,022

OPERATING EARNINGS	$55,974	$44,024	$159,383	$129,022

REPORTED DILUTED EPS	$0.98	$0.85	$2.68	$2.49

OPERATING DILUTED EPS	$1.07	$0.85	$3.05	$2.49

NOVI, Mich., October 23 2012, ITC Holdings Corp. (NYSE: ITC) today announced its results for the third quarter and nine month period ended September 30, 2012.  Reported net income for the quarter, measured in accordance with Generally Accepted Accounting Principles (GAAP), was $51.2 million, or $0.98 per diluted common share, compared to $44.0 million or $0.85 per diluted common share for the third quarter of 2011.  For the nine months ended September 30, 2012, reported net income was $139.6 million, or $2.68 per diluted common share, compared to $129.0 million, or $2.49 per diluted common share for the same period last year.

Operating earnings for the third quarter were $56.0 million, or $1.07 per diluted common share, compared to operating earnings of $44.0 million, or $0.85 per diluted common share for the third quarter of 2011. For the nine months ended September 30, 2012, operating earnings were $159.4 million, or $3.05 per diluted common share, compared to operating earnings of $129.0 million, or $2.49 per diluted common share for the same period last year.  Operating earnings are a non-GAAP measure that exclude the impact of after-tax expenses of approximately: 1) $4.8 million or $0.09 per diluted common share for the third quarter and $11.3 million or $0.21 per diluted common share for the nine months ended September 30, 2012 associated with the Entergy Corporation (Entergy) transaction and 2) $8.4 million or $0.16 per diluted common share for the nine months ended September 30, 2012 associated with the estimated refund liability recorded for certain acquisition accounting adjustments for ITC Midwest, ITCTransmission and METC resulting from the FERC audit order on ITC Midwest issued in May 2012.

Operating earnings increased by $12.0 million, or $0.22 per diluted common share, for the third quarter compared to the same period in 2011. For the nine months ended September 30, 2012, operating earnings increased $30.4 million, or $0.56 per diluted common share, compared to the same period last year.  The increases in both periods were largely attributable to higher income associated with increased rate base and AFUDC at our operating companies. For the nine months ended September 30, 2012, this increase was partially offset by lower revenues associated with the final amortization of the ITCTransmission rate freeze revenue deferral which expired in May 2011.

ITC invested $626.2 million in capital projects at its operating companies during the first nine months of 2012, including $173.6 million, $113.6 million, $266.1 million and $72.9 million at ITCTransmission, METC, ITC Midwest and ITC Great Plains, respectively.

“We continued to make great strides against both our stand-alone strategic objectives and the Entergy transaction during the third quarter,” said Joseph L. Welch, chairman, president and CEO of ITC.  “Our strong operational and financial performance reinforces our unwavering commitment to execution of our stand-alone plans, which benefit all of our constituents.  In addition, while delivering these results, we also made significant progress during the quarter on advancing the Entergy transaction to a successful close, further demonstrating our ability to effectively balance both of these priorities.”

EPS and Capital Expenditure Guidance

For 2012, ITC is raising its full year operating earnings per share guidance to a range of $4.10 to $4.15, from the previous range of $3.95 to $4.05.  Capital investment guidance for 2012 has been updated to a range of $780 to $825 million, from the prior range of $750 to $820 million.  The updated guidance range includes capital forecasts at our regulated operating subsidiaries of $210 to $220 million, $150 to $160 million, $320 to $335 million and $100 to $110 million for ITCTransmission, METC, ITC Midwest and ITC Great Plains, respectively.

Third Quarter 2012 Operating Earnings Financial Results Detail

ITC’s operating revenues for the third quarter increased to $214.8 million compared to $191.3 million for the third quarter of 2011. This increase was primarily due to higher revenue requirements attributable to a higher rate base at our regulated operating subsidiaries and higher recoverable operating expenses. In addition, regional cost sharing revenues increased due to additional capital projects being placed in-service that have been identified by MISO as eligible for regional cost sharing.

Operation and maintenance (O&M) expenses of $31.5 million decreased by $5.8 million compared to the same period in 2011. This decrease was primarily due to a decrease in expenses associated with transmission overhead lines surveys, lower field and site maintenance expenses, lower tower maintenance expenses and lower relay work for certain preventative maintenance activities. These decreases were partially offset by higher vegetation management requirements.

General and administrative (G&A) expenses of $20.6 million, which excludes $7.3 million of pre-tax expenses related to the Entergy transaction, were $1.6 million higher compared to the same period in 2011 due primarily to higher labor related expenses and higher professional services.

Depreciation and amortization expenses of $27.5 million increased by $3.6 million compared to the same period in 2011 due to a higher depreciable base resulting from property, plant and equipment additions.

Taxes other than income taxes of $14.7 million were $2.3 million higher than the same period in 2011. This increase was due to 2011 capital additions at our regulated operating subsidiaries, which are included in the tax base for 2012 personal property taxes.

Interest expense of $38.9 million increased by $1.7 million compared to the same period in 2011 due primarily to higher borrowing levels to finance capital investments.

The effective income tax rate for the third quarter of 2012 was 35.6 percent, excluding a reduction to income taxes of approximately $2.7 million associated with the Entergy transaction expenses compared to 34.0 percent for the same period last year.

Year-To-Date 2012 Financial Results Detail

ITC’s operating revenues for the nine months ended September 30, 2012 increased to $619.9 million, excluding an $11.0 million reduction in revenues associated with the ITC Midwest FERC audit related refunds recorded for ITCTransmission, METC and ITC Midwest, compared to $555.8 million from the same period last year. This increase was primarily due to higher network revenues attributable to higher rate base at all of our regulated operating subsidiaries and higher recoverable operating expenses. In addition, the increase resulted from higher regional cost sharing revenues primarily due to additional capital projects being placed into service that have been identified by MISO as eligible for regional cost sharing.  Partially offsetting these increases was the impact of the final monthly recognition of the ITCTransmission rate freeze revenue deferral in May 2011.

O&M expenses of $90.3 million were $2.2 million lower for the nine months ended September 30, 2012 compared to the same period in 2011. This decrease was primarily a result of lower field and site maintenance expenses, lower relay work for certain preventative maintenance activities, lower substation maintenance expenses, lower tower maintenance expenses and lower expenses associated with transmission overhead lines surveys. These decreases were partially offset by higher vegetation management requirements.

G&A expenses of $61.7 million, which excludes $17.1 million of pre-tax expenses related to the Entergy transaction, were $6.8 million higher compared to the same period in 2011. This increase was due to higher labor related expenses and higher general business expenses associated with increased information technology support and higher professional services. The increase was also attributable to the recognition of the Kansas V-Plan Project regulatory asset which reduced expenses in 2011 and did not reoccur in 2012.

Depreciation and amortization expenses of $78.5 million increased by $8.1 million for the nine months ended September 30, 2012 compared to the same period in 2011. This increase was primarily due to a higher depreciable base resulting from property, plant and equipment additions.

Taxes other than income taxes of $44.2 million were $4.6 million higher compared to the same period in 2011. This increase was due to 2011 capital additions at our regulated operating subsidiaries, which are included in the tax base for 2012 personal property taxes.

Interest expense of $115.7 million, which excludes the impact of $1.2 million of interest on the ITC Midwest FERC audit related refund recorded at ITCTransmission, METC and ITC Midwest, increased $5.7 million compared to the same period in 2011 due primarily to higher borrowing levels to finance capital investments.

The effective income tax rate for the nine months ended September 30, 2012 was 35.4 percent, excluding a reduction to income taxes of $10.7 million associated with the Entergy transaction and the ITC Midwest FERC audit related refund recorded at ITCTransmission, METC and ITC Midwest, compared to 35.5 percent for the same period in 2011.

Third Quarter Conference Call

ITC will also conduct a webcast and conference call at 11 a.m. Eastern on Wednesday, October 24, 2012.  Joseph L. Welch, chairman, president and CEO, will provide a business overview, and Cameron M. Bready, executive vice president and CFO, will discuss the financial results. Individuals wishing to participate in the conference call may dial toll-free (877) 644-1296 (domestic) or (914) 495-8555 (international); there is no passcode.  A listen-only live webcast of the conference call, including accompanying slides and the earnings release, will be available on the company’s investor information page.  The conference call replay, available through Monday, October 29, 2012, can be accessed by dialing 855-859-2056 (toll free) or 404-537-3406, passcode 38090652. The webcast will also be archived on the ITC website.

Other Available Information

More detail about the third quarter results may be found in ITC’s Form 10-Q filing. Once filed with the Securities and Exchange Commission, an electronic copy of our 10-Q can be found at our website, http://investor.itc-holdings.com. Written copies can also be made available by contacting us through our website.

About ITC Holdings Corp.

ITC Holdings Corp. (NYSE: ITC) is the nation’s largest independent electric transmission company. Based in Novi, Michigan, ITC invests in the electric transmission grid to improve reliability, expand access to markets, lower the overall cost of delivered energy and allow new generating resources to interconnect to its transmission systems. ITC’s regulated operating subsidiaries include ITCTransmission, Michigan Electric Transmission Company, ITC Midwest and ITC Great Plains. Through these subsidiaries, ITC owns and operates high-voltage transmission facilities in Michigan, Iowa, Minnesota, Illinois, Missouri, Kansas and Oklahoma, serving a combined peak load exceeding 26,000 megawatts along 15,000 circuit miles of transmission line. Through ITC Grid Development and its subsidiaries, the company also focuses on expansion in areas where significant transmission system improvements are needed. For more information, please visit ITC’s website at www.itc-holdings.com. (itc-ITC)

GAAP v. Non-GAAP Measures

ITC’s reported earnings are prepared in accordance with GAAP and represent earnings as reported to the Securities and Exchange Commission.  ITC’s management believes the company’s operating earnings, or GAAP earnings adjusted for specific items as described in the release, provide a more meaningful representation of the company’s fundamental earnings power.  However, such measures should not be considered in isolation or as substitutes for results prepared in accordance with GAAP.

Safe Harbor Statement

This press release contains certain statements that describe our management’s beliefs concerning future business conditions, plans and prospects, growth opportunities and the outlook for our business and the electricity transmission industry based upon information currently available. Such statements are “forward-looking” statements within the meaning of the Private Securities Litigation Reform Act of 1995. Wherever possible, we have identified these forward-looking statements by words such as “will,” “may,” “anticipates,” “believes,” “intends,” “estimates,” “expects,” “projects” and similar phrases. These forward-looking statements are based upon assumptions our management believes are reasonable.  Such forward looking statements are subject to risks and uncertainties which could cause our actual results, performance and achievements to differ materially from those expressed in, or implied by, these statements, including, among others, the risks and uncertainties disclosed in our Form 10-Q filed with the Securities and Exchange Commission.

Because our forward-looking statements are based on estimates and assumptions that are subject to significant business, economic and competitive uncertainties, many of which are beyond our control or are subject to change, actual results could be materially different and any or all of our forward-looking statements may turn out to be wrong.  Forward-looking statements speak only as of the date made and can be affected by assumptions we might make or by known or unknown risks and uncertainties. Many factors mentioned in our discussion in this release and in our annual and quarterly reports will be important in determining future results. Consequently, we cannot assure you that our expectations or forecasts expressed in such forward-looking statements will be achieved. Actual future results may vary materially. Except as required by law, we undertake no obligation to publicly update any of our forward-looking or other statements, whether as a result of new information, future events, or otherwise.

Investor/Analyst contact: Gretchen Holloway, 248-946-3595; gholloway@itctransco.com

Media contact: Robert Doetsch, 248-946-3493; rdoetsch@itctransco.com

ITC HOLDINGS CORP. AND SUBSIDIARIES

CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS (UNAUDITED)

	Three months ended		Nine months ended
	September 30,		September 30,
(in thousands, except per share data)	2012	2011	2012	2011
OPERATING REVENUES	$214,801	$191,303	$608,889	$555,787
OPERATING EXPENSES
Operation and maintenance	31,544	37,365	90,314	92,486
General and administrative	27,906	19,046	78,791	54,915
Depreciation and amortization	27,466	23,898	78,453	70,338
Taxes other than income taxes	14,721	12,456	44,186	39,620
Other operating (income) and expense — net	(190)	(295)	(586)	(611)
Total operating expenses	101,447	92,470	291,158	256,748
OPERATING INCOME	113,354	98,833	317,731	299,039
OTHER EXPENSES (INCOME)
Interest expense	38,924	37,248	116,918	110,002
Allowance for equity funds used during construction	(5,622)	(4,469)	(15,800)	(12,078)
Other income	(884)	(1,417)	(2,171)	(2,136)
Other expense	1,415	793	2,473	3,063
Total other expenses (income)	33,833	32,155	101,420	98,851
INCOME BEFORE INCOME TAXES	79,521	66,678	216,311	200,188
INCOME TAX PROVISION	28,338	22,654	76,691	71,166
NET INCOME	$51,183	$44,024	$139,620	$129,022
Basic earnings per common share	$0.99	$0.86	$2.72	$2.52
Reported diluted earnings per common share	$0.98	$0.85	$2.68	$2.49
Operating diluted earnings per common share	$1.07	$0.85	$3.05	$2.49
Dividends declared per common share	$0.3775	$0.3525	$1.0825	$1.0225

RECONCILIATION OF REPORTED NET INCOME (GAAP) TO OPERATING EARNINGS (NON-GAAP MEASURE) - UNAUDITED

	Three months ended		Nine months ended
	September 30,		September 30,
	2012	2011	2012	2011
Reported net income	$51,183	$44,024	$139,620	$129,022
Pre-tax Entergy transaction related expenses	7,453	N/A	17,454	N/A
Pre-tax liability for audit related refund	N/A	N/A	13,048	N/A
Income taxes on adjustments	(2,662)	N/A	(10,739)	N/A
Operating earnings	$55,974	$44,024	$159,383	$129,022

RECONCILIATION OF REPORTED DILUTED EPS (GAAP) TO OPERATING DILUTED EPS (NON-GAAP MEASURE) - UNAUDITED

	Three months ended		Nine months ended
	September 30,		September 30,
	2012	2011	2012	2011
Reported diluted EPS	$0.98	$0.85	$2.68	$2.49
Pre-tax Entergy transaction related expenses	0.14	N/A	0.33	N/A
Pre-tax liability for audit related refund	N/A	N/A	0.25	N/A
Income taxes on adjustments	(0.05)	N/A	(0.21)	N/A
Operating diluted EPS	$1.07	$0.85	$3.05	$2.49

ITC HOLDINGS CORP. AND SUBSIDIARIES

CONDENSED CONSOLIDATED STATEMENTS OF FINANCIAL POSITION  (UNAUDITED)

	September 30,	December 31,
(in thousands, except share data)	2012	2011
ASSETS
Current assets
Cash and cash equivalents	$30,026	$58,344
Accounts receivable	94,863	76,895
Inventory	33,876	34,855
Deferred income taxes	21,045	20,636
Regulatory assets — revenue accruals, including accrued interest	7,267	6,639
Prepaid and other current assets	9,935	4,159
Total current assets	197,012	201,528
Property, plant and equipment (net of accumulated depreciation and amortization of $1,248,456 and $1,193,164, respectively)	3,967,190	3,415,823
Other assets
Goodwill	950,163	950,163
Intangible assets (net of accumulated amortization of $17,607 and $15,276, respectively)	45,334	46,885
Other regulatory assets	171,057	161,987
Deferred financing fees (net of accumulated amortization of $16,949 and $14,594, respectively)	19,593	20,989
Other	30,823	25,991
Total other assets	1,216,970	1,206,015
TOTAL ASSETS	$5,381,172	$4,823,366
LIABILITIES AND STOCKHOLDERS’ EQUITY
Current liabilities
Accounts payable	102,530	136,934
Accrued payroll	15,721	18,013
Accrued interest	43,395	43,642
Accrued taxes	18,370	25,627
Regulatory liabilities — revenue deferrals, including accrued interest	51,836	46,579
Refundable deposits from generators for transmission network upgrades	48,041	38,805
Debt maturing within one year	651,897	—
Other	51,040	5,867
Total current liabilities	982,830	315,467
Accrued pension and postretirement liabilities	44,299	44,923
Deferred income taxes	432,677	373,268
Regulatory liabilities — revenue deferrals, including accrued interest	68,324	50,917
Regulatory liabilities — accrued asset removal costs	79,492	83,934
Refundable deposits from generators for transmission network upgrades	5,241	14,570
Other	12,426	36,373
Long-term debt	2,406,674	2,645,022
STOCKHOLDERS’ EQUITY
Common stock, without par value, 100,000,000 shares authorized, 51,524,437 and 51,323,368 shares issued and outstanding at September 30, 2012 and December 31, 2011, respectively.	955,258	943,444
Retained earnings	414,759	330,816
Accumulated other comprehensive loss	(20,808)	(15,368)
Total stockholders’ equity	1,349,209	1,258,892
TOTAL LIABILITIES AND STOCKHOLDERS’ EQUITY	$5,381,172	$4,823,366

ITC HOLDINGS CORP. AND SUBSIDIARIES

CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS (UNAUDITED)

	Nine months ended
	September 30,
(in thousands)	2012	2011
CASH FLOWS FROM OPERATING ACTIVITIES
Net income	$139,620	$129,022
Adjustments to reconcile net income to net cash provided by operating activities:
Depreciation and amortization expense	78,453	70,338
Recognition, refund and collection of revenue accruals and deferrals — including accrued interest	25,748	82,854
Deferred income tax expense	44,921	44,894
Allowance for equity funds used during construction	(15,800)	(12,078)
Other	9,030	12,224
Changes in assets and liabilities, exclusive of changes shown separately:
Accounts receivable	(12,182)	(14,845)
Inventory	979	1,807
Prepaid and other current assets	(5,776)	(171)
Accounts payable	(10,637)	2,853
Accrued payroll	(1,865)	(3,753)
Accrued interest	(247)	(19,384)
Accrued taxes	(5,773)	(7,315)
Other current liabilities	11,474	1,699
Other non-current assets and liabilities, net	410	(1,577)
Net cash provided by operating activities	258,355	286,568
CASH FLOWS FROM INVESTING ACTIVITIES
Expenditures for property, plant and equipment	(637,386)	(388,402)
Proceeds from sale of securities	5,935	3,839
Purchases of securities	(10,786)	(7,341)
Other	(747)	769
Net cash used in investing activities	(642,984)	(391,135)
CASH FLOWS FROM FINANCING ACTIVITIES
Issuance of long-term debt	100,000	—
Borrowings under revolving credit agreements	1,073,550	592,515
Borrowings under term loan credit agreement	200,000	—
Repayments of revolving credit agreements	(960,350)	(512,355)
Issuance of common stock	4,929	18,081
Dividends on common stock	(55,677)	(52,276)
Refundable deposits from generators for transmission network upgrades	31,157	24,618
Repayment of refundable deposits from generators for transmission network upgrades	(31,186)	(4,876)
Other	(6,112)	(7,922)
Net cash provided by financing activities	356,311	57,785
NET DECREASE IN CASH AND CASH EQUIVALENTS	(28,318)	(46,782)
CASH AND CASH EQUIVALENTS — Beginning of period	58,344	95,109
CASH AND CASH EQUIVALENTS — End of period	$30,026	$48,327